Ad Hoc Release acc. to 15 WpHG

For Immediate Release

Independent Data Monitoring Board Recommends that

Satraplatin Phase 3 Trial Continue as Planned

- Full Progression Free Survival Data Expected in Fall 2006 -

Martinsried/Munich (Germany), Waltham, Mass., Princeton, N.J., and Boulder, Colo. June 8, 2006 --GPC Biotech AG (Frankfurt Stock Exchange: GPC; TecDAX index; NASDAQ: GPCB) and Pharmion Corporation (NASDAQ: PHRM) today announced that the independent Data Monitoring Board (DMB) for the satraplatin Phase 3 registrational trial SPARC (Satraplatin and Prednisone Against Refractory Cancer) in second-line chemotherapy for hormone-refractory prostate cancer has held a meeting to review an interim analysis of overall survival data from the study. The DMB recommended the trial continue as planned, per protocol.

No safety concerns were raised by the DMB, and they recommended that the trial continue as planned, without changes. The SPARC trial, therefore, continues to completion and GPC Biotech and Pharmion remain blinded to the study data. As previously communicated, the companies expect the full progression free survival (PFS) data to be available in the fall of this year. PFS remains the endpoint of the SPARC trial for accelerated approval in the U.S. and is also the basis, along with supporting overall survival data, for approval in Europe.

End of ad hoc release.

This ad hoc release may contain forward-looking statements, including, without limitation, statements about the progress and results of the outcome of the SPARC trial and other clinical development activities, regulatory processes and commercialization efforts for satraplatin. Forward-looking statements are based on the Company's current expectations and projections about future events and are subject to risks, uncertainties and assumptions in light of which the forward-looking events discussed in this press release might not occur. We direct you to the Company's Form 20-F for the fiscal year ended December 31, 2005 and other reports filed with the U.S. Securities and Exchange Commission for additional details on the important factors that may affect these statements and the Company's future results, performance and achievements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:
GPC Biotech AG Fraunhoferstr. 20 82152 Martinsried/Munich, Germany Martin Braendle Associate Director, Investor Relations & Corporate Communications Phone: +49 (0)89 8565-2693 ir@gpc-biotech.com
In the U.S.: Laurie Doyle Associate Director, Investor Relations & Corporate Communications Phone: +1 781 890 9007 X267 usinvestors@gpc-biotech.com